Exhibit 23.3

CONSENT OF LAROCHELLE

The undersigned, Eric Larochelle, hereby states as follows:

I, Eric Larochelle, assisted with the preparation of the “Amended NI 43-101 Technical Report, Updated Preliminary Economic Assessment, Elk Creek Niobium Project” dated effective August 4, 2015 with an original report date of September 4, 2015 and an amended report date of October 16, 2015 (the “Technical Report”) portions of which are extracted or summarized (the “Summary Material”) in this Registration Statement on Form S-1.

I hereby consent to the reference to the Technical Report, the Summary Material and the reference to my name and the names of Roche Ltd. and SMH Process Innovation in the Form S-1 concerning the Technical Report.

Date: September 22, 2016	By:	/s/ Eric Larochelle

Name: Eric Larochelle, B. Eng. Title: President, SMH Process Innovation